EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES FEBRUARY CASH DISTRIBUTION

Dallas, Texas, February 17, 2005 – Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.208350 per unit, payable on March 14, 2005, to unitholders of record on February 28, 2005.  The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in December.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf

Current Month Distribution	2,506,000	81,000	$6.15

Prior Month Distribution	2,476,000	83,000	$6.85

(a)       Sales volumes are recorded in the month the trust receives the related net profits income.  Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Three wells are currently being drilled on the underlying properties.  Budgeted development costs of $2,400,000 were deducted for this distribution. Production expense for the month was $1,589,000 and overhead was $632,000.

Development Costs

Because of increased development activity, XTO Energy has advised the Trustee that it has increased the monthly development cost deduction from $2,000,000 to $2,400,000 beginning with the February 2005 distribution.  This increased monthly deduction is expected to be maintained at least through the March 2005 distribution, and will be reevaluated in conjunction with the 2005 development budget.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800